EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Regulation A Offering Statement (Form 1-A) of our Independent Auditor’s report dated December 23, 2019, relating to the consolidated financial statements of Infuzed Brands Inc. for the period from incorporation on January 4, 2019 to March 31, 2019, which is part of this Offering Circular.

Crowe MacKay LLP

“Crowe MacKay LLP”

Chartered Professional Accountants

Vancouver, British Columbia

December 26, 2019